Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS SECOND-QUARTER 2009 NET INCOME
OF $2.7 BILLION, OR $0.28 PER SHARE
RECORD REVENUE OF $27.7 BILLION
•	Earnings per share reduced by TARP repayment ($0.27) and FDIC special assessment ($0.10)

•	Record firmwide revenue of $27.7 billion, resulting in record revenue for the first half of 2009 (on a managed basis1):
-	Reported record Investment Banking Fees and Fixed Income Markets revenue in the Investment Bank; maintained #1 rankings for Global Debt, Equity and Equity-related, and Global Investment Banking Fees

-	Continued earnings and revenue growth in Commercial Banking; solid performance in Asset Management, Treasury & Securities Services and Retail Banking
•	Maintained fortress balance sheet with Tier 1 Capital of $122.2 billion, resulting in 9.7% Tier 1 Capital ratio and 7.7% Tier 1 Common[1] ratio:
-	Added $2 billion to credit reserves, bringing the total to $30 billion; firmwide loan loss coverage ratio of 5%[2] as of June 30, 2009

-	Repaid in full the $25 billion TARP preferred capital
•	Continued lending and foreclosure prevention efforts:
-	Extended approximately $150 billion in new credit to consumers, corporations, small businesses, municipalities, and non-profits

-	Approved 138,000 trial mortgage modifications in the second quarter, bringing total foreclosures prevented since 2007 to 565,000
New York, July 16, 2009 — JPMorgan Chase & Co. (NYSE: JPM) today reported second-quarter 2009 net income of $2.7 billion, an increase of 36% compared with net income of $2.0 billion in the second quarter of 2008. Earnings per share were $0.28, compared with $0.53 in the second quarter of 2008. Current-quarter earnings per share reflected a one-time, non-cash reduction in net income applicable to common stockholders of $1.1 billion, or $0.27 per share, resulting from repayment of TARP preferred capital.
Jamie Dimon, Chairman and Chief Executive Officer commented on the results: “We are pleased that, despite a continued difficult economic environment, we were able to report $2.7 billion in earnings and record revenue of almost $28 billion. Of particular note, the Investment Bank reported record overall revenue for the first half of the year, which included record fees and Fixed Income Markets revenue for this quarter. In addition, Commercial Banking, Asset Management,

Investor Contact: Julia Bates (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	For notes on non-GAAP measures, see page 13.
[2]	Excludes the impact of purchased credit-impaired loans, see page 13.

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Treasury & Securities Services and Retail Banking each delivered another quarter of solid performance. These results were negatively affected by the continued high levels of credit costs in Consumer Lending and Card Services, which we expect will remain elevated for the foreseeable future.”
Regarding balance sheet strength, Dimon added: “Even after further strengthening our credit reserves by $2 billion to $30 billion and repaying the $25 billion of TARP capital, the firm ended the quarter with a very strong Tier 1 Capital ratio of 9.7% and a Tier 1 Common ratio of 7.7%. With these additions to reserves, we now have an extremely high loan loss coverage ratio of 5%”.
Dimon further remarked: “Throughout this crisis, we have remained committed to doing our part to help bring stability to the communities in which we operate and to the financial system overall. During the quarter, we maintained our efforts to support economic recovery and to help keep people in their homes. We continued to lend, extending approximately $150 billion in new credit to consumer and corporate customers. We approved 138,000 trial mortgage modifications, bringing total foreclosures prevented since 2007 to 565,000 — a number we expect to continue to grow.”
Commenting on the second half of 2009, Dimon concluded: “While we do not know if the economy will deteriorate further, we feel confident that, with our strong capital and reserve levels and significant earnings power, we can continue to reinvest in our businesses and do well for our clients, communities and shareholders over the long term.”
In the discussion below of the business segments and of JPMorgan Chase as a firm, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded; and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13.
The following discussion compares the second quarter of 2009 with the second quarter of 2008 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				1Q09		2Q08
($ millions)	2Q09	1Q09	2Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %

Net Revenue	$7,301	$8,371	$5,500	($1,070)	(13)%	$1,801	33%
Provision for Credit Losses	871	1,210	398	(339)	(28)	473	119
Noninterest Expense	4,067	4,774	4,734	(707)	(15)	(667)	(14)
Net Income/(Loss)	$1,471	$1,606	$394	($135)	(8)%	$1,077	273%
Discussion of Results:
Net income was $1.5 billion, an increase of $1.1 billion from the prior year. The results reflected higher net revenue and lower noninterest expense, partially offset by a higher provision for credit losses.
Net revenue was $7.3 billion, an increase of $1.8 billion from the prior year. Investment banking fees were up 29% to a record $2.2 billion and comprised the following: advisory fees, up 6% to $393 million; equity underwriting fees, up by $561 million to a record $1.1 billion; and debt

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underwriting fees, down 10% to $743 million. Fixed Income Markets revenue was a record $4.9 billion, up by $2.6 billion from the prior year, driven by strong results across all products, as well as the absence of markdowns related to leveraged lending funded and unfunded commitments and mortgage-related exposure. The current period had modest gains on those exposures, compared with losses totaling $1.1 billion in the prior year. Fixed Income Markets revenue was offset partially by losses of $773 million from the tightening of the firm’s credit spread on certain structured liabilities. Equity Markets revenue was $708 million, down by $371 million, or 34%, reflecting weak trading results and losses of $326 million from the tightening of the firm’s credit spread on certain structured liabilities, offset by strong client revenue, particularly in prime services. Credit Portfolio revenue was a loss of $575 million, down by $914 million, reflecting mark-to-market losses on hedges of retained loans, partially offset by the net impact of credit spreads on derivative assets and liabilities and net interest income on loans.
The provision for credit losses was $871 million, compared with $398 million in the prior year, due to higher charge-offs, as well as a higher allowance reflecting continued deterioration in the credit environment. Net charge-offs were $433 million, while the increase to the allowance for loan losses was $438 million. The resulting allowance for loan losses to end-of-period loans retained was 7.91%, compared with 3.44% in the prior year. Nonperforming loans were $3.5 billion, up by $3.2 billion from the prior year and $1.7 billion from the prior quarter.
Noninterest expense was $4.1 billion, compared with $4.7 billion in the prior year.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; and #3 in Global Announced M&A, based on volume, for the six months ended June 30, 2009, according to Thomson Reuters.

▪	Ranked #1 in Global Investment Banking Fees for the six months ended June 30, 2009, according to Dealogic.

▪	Return on Equity was 18% on $33.0 billion of average allocated capital.

▪	End-of-period loans retained were $64.5 billion, down 9% from the prior year. End-of-period fair-value and held-for-sale loans were $6.8 billion, down by $12.9 billion, or 65%, from the prior year, driven primarily by a reduction in leveraged loan exposure.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				1Q09		2Q08
($ millions)	2Q09	1Q09	2Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$7,970	$8,835	$5,110	($865)	(10)%	$2,860	56%
Provision for Credit Losses	3,846	3,877	1,585	(31)	(1)	2,261	143
Noninterest Expense	4,079	4,171	2,680	(92)	(2)	1,399	52
Net Income/(Loss)	$15	$474	$503	($459)	(97)%	($488)	(97)%
Discussion of Results:
Net income was $15 million, a decrease of $488 million, or 97%, from the prior year. A higher provision for credit losses and higher noninterest expense were offset partially by higher net revenue, reflecting the impact of the Washington Mutual transaction. Compared with the prior quarter, net income decreased by $459 million, or 97%, reflecting a decline in MSR risk management results, narrower loan spreads and lower loan balances; these effects were offset

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partially by higher deposit- related fees, efficiencies related to the Washington Mutual transaction and wider deposit spreads.
Net revenue was $8.0 billion, an increase of $2.9 billion, or 56%, from the prior year. Net interest income was $5.0 billion, up by $1.9 billion, or 60%, reflecting the impact of the Washington Mutual transaction, wider loan spreads, wider deposit spreads and higher deposit balances offset partially by lower loan balances in the heritage Chase portfolio. Noninterest revenue was $2.9 billion, up by $980 million, or 50%, driven by the impact of the Washington Mutual transaction and higher deposit-related fees.
The provision for credit losses was $3.8 billion, an increase of $2.3 billion from the prior year. Weak economic conditions and housing price declines continued to drive higher estimated losses for the home equity and mortgage loan portfolios. The provision included a $1.2 billion addition to the allowance for loan losses, compared with an addition of $600 million in the prior year and $1.7 billion in the prior quarter. Home equity net charge-offs were $1.3 billion (4.61% net charge-off rate2), compared with $511 million (2.16% net charge-off rate) in the prior year. Subprime mortgage net charge-offs were $410 million (11.50% net charge-off rate2), compared with $192 million (4.98% net charge-off rate) in the prior year. Prime mortgage net charge-offs were $481 million (3.07% net charge-off rate2), compared with $104 million (1.08% net charge-off rate) in the prior year.
Noninterest expense was $4.1 billion, an increase of $1.4 billion, or 52% reflecting the impact of the Washington Mutual transaction, higher servicing expense and higher FDIC insurance premiums.
Retail Banking reported net income of $970 million, up by $296 million, or 44%, from the prior year. Compared with the prior quarter, net income increased by $107 million, or 12%, due to higher deposit-related fees, wider deposit spreads, and efficiencies related to the Washington Mutual transaction.
Net revenue was $4.5 billion, up by $1.8 billion, or 65% reflecting the impact of the Washington Mutual transaction, wider deposit spreads, higher deposit balances and higher deposit-related fees.
The provision for credit losses was $361 million, compared with $62 million in the prior year, reflecting higher estimated losses and an increase in the allowance for loan losses for Business Banking loans.
Noninterest expense was $2.6 billion, up by $1.0 billion, or 64% due to the impact of the Washington Mutual transaction and higher FDIC insurance premiums.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Checking accounts totaled 25.3 million, up from 11.3 million in the prior year (primarily due to the Washington Mutual transaction) and up 1% from the prior quarter.

▪	Average total deposits grew to $348.1 billion, up 63% from the prior year (primarily due to the Washington Mutual transaction) and 1% from the prior quarter.

▪	Deposit margin was 2.92%, compared with 2.88% in prior year and 2.85% in the prior quarter.

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▪	Average Business Banking and other loans were $18.0 billion, and originations were $578 million.

▪	Branch sales of credit cards increased 37% from the prior year and 2% from the prior quarter.

▪	Branch sales of investment products increased 2% from the prior year and 20% from the prior quarter.

▪	Overhead ratio (excluding amortization of core deposit intangibles) was 55%, compared with 53% in the prior year and 58% in the prior quarter.

▪	Number of branches grew to 5,203, up 65% from the prior year, and substantially flat compared with the prior quarter.

▪	Successfully completed the first phase of Washington Mutual deposit conversions, by migrating nearly 3 million consumer banking and small business accounts from 341 branches onto the Chase deposit platform.
Consumer Lending reported a net loss of $955 million, compared with a net loss of $171 million in the prior year and $389 million in the prior quarter. Compared with the prior quarter, results reflected a decline in MSR risk management results, narrower loan spreads, lower loan balances and an increase in reserves for the repurchase of previously-sold loans, partially offset by a lower provision for credit losses.
Net revenue was $3.4 billion, up by $1.1 billion, or 45%, from the prior year. The increase was driven by the impact of the Washington Mutual transaction and wider loan spreads, largely offset by lower loan balances in the heritage Chase portfolio. Mortgage fees and related income increased due to higher net mortgage servicing revenue, partially offset by a decline in mortgage production revenue. Mortgage production revenue was $284 million, down $110 million from the prior year, as an increase in reserves for the repurchase of previously-sold loans and markdowns on the mortgage warehouse were offset partially by wider margins on new originations. Net mortgage servicing revenue (which includes loan servicing revenue, other changes in fair value and MSR risk management results) was $523 million, an increase of $221 million from the prior year. Loan servicing revenue, net of other changes in fair value of the MSR asset, was up $191 million, reflecting a 70% growth in third-party loans serviced. MSR risk management results were $81 million, compared with $51 million in the prior year.
The provision for credit losses was $3.5 billion, compared with $1.5 billion in the prior year, reflecting weakness in the home equity, mortgage and student loan portfolios (see Retail Financial Services discussion of the provision for credit losses, above, for further detail).
Noninterest expense was $1.5 billion, up by $399 million, or 36%, from the prior year, reflecting higher servicing expense due to increased delinquencies and defaults and the impact of the Washington Mutual transaction.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Average mortgage loans were $145.2 billion, up by $90.4 billion, due to the Washington Mutual transaction. Mortgage loan originations were $41.1 billion, down 27% from the prior year and up 9% from the prior quarter.

▪	Total third-party mortgage loans serviced were $1.1 trillion, an increase of $458 billion, or 70%, predominantly due to the Washington Mutual transaction.

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▪	Average home equity loans were $138.1 billion, up by $43.0 billion, due to the Washington Mutual transaction. Home equity originations were $593 million, down 89% from the prior year and 33% from the prior quarter.

▪	Average auto loans were $43.1 billion, down 4%. Auto loan originations were $5.3 billion, down 5% from both the prior year and prior quarter.
CARD SERVICES (CS)(a)

Results for CS				1Q09		2Q08
($ millions)	2Q09	1Q09	2Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,868	$5,129	$3,775	($261)	(5)%	$1,093	29%
Provision for Credit Losses	4,603	4,653	2,194	(50)	(1)	2,409	110
Noninterest Expense	1,333	1,346	1,185	(13)	(1)	148	12%
Net Income/(Loss)	($672)	($547)	$250	($125)	(23)%	($922)	NM

(a)	Presented on a managed basis; see notes on page 13 for further explanation of managed basis.
Discussion of Results:
Net loss was $672 million, a decline of $922 million from the prior year. The decrease was driven by a higher provision for credit losses, partially offset by higher net revenue.
End-of-period managed loans were $171.5 billion, an increase of $16.1 billion, or 10%, from the prior year and a decrease of $4.6 billion, or 3%, from the prior quarter. Average managed loans were $174.1 billion, an increase of $21.3 billion, or 14%, from the prior year and a decrease of $9.3 billion, or 5%, from the prior quarter. The increases from the prior year in both end-of-period and average managed loans were predominantly due to the impact of the Washington Mutual transaction, partially offset by lower charge volume and a higher level of charge-offs. Excluding the impact of the Washington Mutual transaction, end-of-period and average managed loans were $148.4 billion and $149.7 billion, respectively.
Managed net revenue was $4.9 billion, an increase of $1.1 billion, or 29%, from the prior year. Net interest income was $4.3 billion, up by $1.3 billion, or 43%, from the prior year, driven by the impact of the Washington Mutual transaction and wider loan spreads. These benefits were offset partially by higher revenue reversals associated with higher charge-offs and a decreased level of fees. Noninterest revenue was $557 million, a decrease of $207 million, or 27%, from the prior year. The decline was driven by an increase in the credit enhancement for securitization trusts combined with lower securitization income, partially offset by higher merchant servicing revenue related to the dissolution of the Chase Paymentech Solutions joint venture.
The managed provision for credit losses was $4.6 billion, an increase of $2.4 billion from the prior year, reflecting a higher level of charge-offs due to continued deterioration in the credit environment. The managed net charge-off rate for the quarter was 10.03%, up from 4.98% in the prior year and 7.72% in the prior quarter. The 30-day managed delinquency rate was 5.86%, up from 3.46% in the prior year and down from 6.16% in the prior quarter, reflecting normal seasonal patterning. Excluding Washington Mutual, the managed net charge-off rate for the second quarter was 8.97% and the 30-day delinquency rate was 5.27%.
Noninterest expense was $1.3 billion, an increase of $148 million, or 12%, from the prior year, due to the dissolution of the Chase Paymentech Solutions joint venture and the impact of the Washington Mutual transaction.

J.P. Morgan Chase & Co.
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  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Return on equity was negative 18%, down from positive 7% in the prior year.

▪	Pretax income to average managed loans (ROO) was negative 2.46%, compared with positive 1.04% in the prior year and negative 1.92% in the prior quarter.

▪	Net interest income as a percentage of average managed loans was 9.93%, up from 7.92% in the prior year and 9.91% in the prior quarter. Excluding Washington Mutual, the ratio was 8.63%.

▪	Net accounts of 2.4 million were opened.

▪	Charge volume was $82.8 billion, a decrease of $10.8 billion, or 12%, from the prior year. Excluding Washington Mutual, charge volume was $78.3 billion, a decrease of $15.3 billion, or 16%, driven by a decline in sales volume of 7%.

▪	Merchant processing volume was $101.4 billion, on 4.5 billion total transactions processed.
COMMERCIAL BANKING (CB)

Results for CB				1Q09		2Q08
($ millions)	2Q09	1Q09	2Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,453	$1,402	$1,106	$51	4%	$347	31%
Provision for Credit Losses	312	293	47	19	6	265	NM
Noninterest Expense	535	553	476	(18)	(3)	59	12
Net Income	$368	$338	$355	$30	9%	$13	4%
Discussion of Results:
Net income was $368 million, an increase of $13 million, or 4%, from the prior year. Higher net revenue, reflecting the impact of the Washington Mutual transaction, was predominantly offset by a higher provision for credit losses and higher noninterest expense.
Net revenue was $1.5 billion, an increase of $347 million, or 31%, from the prior year. Net interest income was $995 million, up by $272 million, or 38%, driven by the impact of the Washington Mutual transaction. Excluding Washington Mutual, net interest income was flat compared with the prior year, as wider loan spreads, a shift to higher-spread liability products and overall growth in liability balances were offset predominantly by spread compression on liability products and lower loan balances. Noninterest revenue was $458 million, an increase of $75 million, or 20%, reflecting the second straight quarter of record levels of lending- and deposit-related fees.
Revenue from Middle Market Banking was $772 million, an increase of $64 million, or 9%, from the prior year. Revenue from Commercial Term Lending was $224 million, a decrease of $4 million, or 2%, from the prior quarter. Record revenue from Mid-Corporate Banking was $305 million, an increase of $70 million, or 30%, from the prior year. Revenue from Real Estate Banking was $120 million, an increase of $26 million, or 28%, from the prior year, due to the impact of the Washington Mutual transaction.
The provision for credit losses was $312 million, compared with $47 million in the prior year, reflecting continued deterioration in the credit environment. The allowance for loan losses to end-of-period loans retained was 2.87%, up from 2.59% in the prior year and 2.65% in the prior quarter. Nonperforming loans were $2.1 billion, up by $1.6 billion from the prior year, reflecting the impact of the Washington Mutual transaction and higher levels of such loans in each business segment. Compared with the prior quarter, nonperforming loans were up by $580 million, driven

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by continued deterioration in the credit environment across all business segments. Net charge-offs were $181 million (0.67% net charge-off rate), compared with $49 million (0.28% net charge-off rate) in the prior year and $134 million (0.48% net charge-off rate) in the prior quarter.
Noninterest expense was $535 million, an increase of $59 million, or 12%, from the prior year, due to the impact of the Washington Mutual transaction and higher FDIC insurance premiums offset partially by lower headcount-related expense.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Overhead ratio was 37%, an improvement from 43%.

▪	Record gross investment banking revenue (which is shared with the Investment Bank) was $328 million, up by $58 million, or 21%.

▪	Average loan balances were $109.0 billion, up by $38.0 billion, or 53%, from the prior year, predominantly due to the impact of the Washington Mutual transaction, and down by $4.8 billion, or 4%, from the prior quarter. End-of-period loan balances were $105.9 billion, up by $34.4 billion, or 48%, from the prior year, and down by $5.3 billion, or 5%, from the prior quarter.

▪	Average liability balances were $105.8 billion, up by $6.4 billion, or 6%, from the prior year and down by $9.1 billion, or 8%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				1Q09		2Q08
($ millions)	2Q09	1Q09	2Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,900	$1,821	$2,019	$79	4%	($119)	(6)%
Provision for Credit Losses	(5)	(6)	7	1	17	(12)	NM
Noninterest Expense	1,288	1,319	1,317	(31)	(2)	(29)	(2)
Net Income/(Loss)	$379	$308	$425	$71	23%	($46)	(11)%
Discussion of Results:
Net income was $379 million, a decrease of $46 million, or 11%, from the prior year, driven by lower net revenue offset partially by lower noninterest expense. Compared with the prior quarter, net income increased by $71 million, or 23%, reflecting seasonal activity in securities lending and depositary receipts as well as the effect of market appreciation on assets under custody.
Net revenue was $1.9 billion, a decrease of $119 million, or 6%, from the prior year. Worldwide Securities Services net revenue was $966 million, a decrease of $148 million, or 13%, from the prior year. The decrease was driven by the effect of market depreciation on assets under custody and lower securities lending balances, primarily as a result of declines in asset valuations and demand. Treasury Services net revenue was $934 million, an increase of $29 million, or 3%, reflecting growth across cash management products and higher trade revenue driven by wider spreads, partially offset by spread compression on deposit products. TSS firmwide net revenue, which includes net revenue recorded in other lines of business, was $2.6 billion, a decrease of $79 million, or 3%, compared with the prior year, primarily due to declines in Worldwide Securities Services. Treasury Services firmwide net revenue grew to $1.7 billion, an increase of $69 million, or 4%, from the prior year.
The provision for credit losses was a benefit of $5 million, compared with an expense of $7 million in the prior year.

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Noninterest expense was $1.3 billion, a decrease of $29 million, reflecting lower headcount-related expense, partially offset by higher FDIC insurance premiums.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 31%, down from 33% in the prior year and up from 26% in the prior quarter.

▪	Average liability balances were $234.2 billion, down 13% from the prior year and 15% from the prior quarter.

▪	Assets under custody were $13.7 trillion, down 11% from the prior year and up 2% from the prior quarter.
ASSET MANAGEMENT (AM)

Results for AM				1Q09		2Q08
($ millions)	2Q09	1Q09	2Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,982	$1,703	$2,064	$279	16%	($82)	(4)%
Provision for Credit Losses	59	33	17	26	79	42	247
Noninterest Expense	1,354	1,298	1,400	56	4	(46)	(3)
Net Income/(Loss)	$352	$224	$395	$128	57%	($43)	(11)%
Discussion of Results:
Net income was $352 million, a decrease of $43 million, or 11%, from the prior year, due to lower net revenue and higher provision for credit losses offset partially by lower noninterest expense. Compared with the prior quarter, net income increased by $128 million, or 57%, driven by higher valuations of seed capital investments, higher brokerage fees and the effect of improved market levels.
Net revenue was $2.0 billion, a decrease of $82 million, or 4%, from the prior year. Noninterest revenue was $1.6 billion, a decrease of $135 million, or 8%, due to the effect of lower market levels and lower placement fees; these effects were offset partially by higher valuations of seed capital investments. Net interest income was $414 million, up by $53 million, or 15%, from the prior year, predominantly due to wider loan and deposit spreads and higher deposit balances.
Private Bank revenue decreased by 10% to $640 million due to the effect of lower market levels and lower placement fees, largely offset by wider loan and deposit spreads. Institutional revenue increased by 3% to $487 million due to higher valuations of seed capital investments, largely offset by the effect of lower market levels. Retail revenue decreased by 16% to $411 million due to the effect of lower market levels and net equity outflows, partially offset by higher valuations of seed capital investments. Private Wealth Management revenue decreased by 6% to $334 million due to the effect of lower market levels and narrower deposit spreads. Bear Stearns Private Client Services contributed $110 million to revenue.
Assets under supervision were $1.5 trillion, a decrease of $68 billion, or 4%, from the prior year. Assets under management were $1.2 trillion, a decrease of $14 billion, or 1%, from the prior year. The decreases were due to the effect of lower market levels and outflows from non-liquidity products, predominantly offset by liquidity product inflows. Custody, brokerage, administration and deposit balances were $372 billion, down $54 billion, due to the effect of lower market levels on brokerage and custody balances, partially offset by brokerage inflows in the Private Bank.

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The provision for credit losses was $59 million, an increase of $42 million from the prior year, reflecting continued deterioration in the credit environment.
Noninterest expense was $1.4 billion, a decrease of $46 million, or 3%, from the prior year due to lower performance-based compensation and lower headcount-related expense, largely offset by the impact of the Bear Stearns merger and higher FDIC insurance premiums.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 29%, down from 31%.

▪	Assets under management net inflows were $3.0 billion for the quarter and $125.0 billion for the 12-month period ended June 30, 2009.

▪	Assets under management ranked in the top two quartiles for investment performance were 80% over five years, 69% over three years and 62% over one year.

▪	Customer assets in 4 and 5 Star—rated funds were 45%.

▪	Average loans were $34.3 billion, down by $5.0 billion, or 13%, mainly driven by paydowns in the Private Bank. End-of-period loan balances were $35.5 billion, down by $6.1 billion, or 15%, from the prior year, and up by $1.5 billion, or 5% from the prior quarter.

▪	Average deposits were $75.4 billion, up by $5.4 billion or 8%.
CORPORATE/PRIVATE EQUITY(a)

Results for Corporate/Private				1Q09		2Q08
Equity ($ millions)	2Q09	1Q09	2Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,265	($309)	$134	$2,574	NM	$2,131	NM
Provision for Credit Losses	9	—	37	9	NM	(28)	(76)
Noninterest Expense	864	(88)	385	952	NM	479	124%
Net Income/(Loss)	$808	($262)	($319)	$1,070	NM	$1,127	NM

(a)	This segment includes the results of the Private Equity and Corporate business segments, as well as merger-related items.
Discussion of Results:
Net income was $808 million, compared with a net loss of $319 million in the prior year.
Private Equity reported a net loss of $27 million, compared with net income of $99 million in the prior year. Net revenue was negative $1 million, a decrease of $198 million, reflecting Private Equity losses of $20 million, compared with gains of $220 million in the prior year. Noninterest expense was $42 million, a decrease of $2 million.
Net income for Corporate was $993 million, compared with net income of $122 million in the prior year. These results reflect higher levels of trading and investment income in the investment securities portfolio and a gain of $150 million (after tax) from the sale of MasterCard shares, partially offset by a $419 million (after tax) FDIC special assessment.

J.P. Morgan Chase & Co.
News Release
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	The Private Equity portfolio totaled $6.6 billion, down from $7.7 billion in the prior year and unchanged from the prior quarter. The portfolio represented 6.2% of total stockholders’ equity less goodwill, down from 8.9% in the prior year and up from 5.4% in the prior quarter.
JPMORGAN CHASE (JPM)(a)

Results for JPM(a)				1Q09		2Q08
($ millions)	2Q09	1Q09	2Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$27,709	$26,922	$19,678	$787	3%	$8,031	41%
Provision for Credit Losses	9,695	10,060	4,285	(365)	(4)	5,410	126
Noninterest Expense	13,520	13,373	12,177	147	1	1,343	11
Net Income/(Loss)	$2,721	$2,141	$2,003	$580	27%	$718	36%

(a)	Presented on a managed basis; see notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $25,623 million, $25,025 million, and $18,399 million for the second quarter of 2009, first quarter of 2009 and second quarter of 2008, respectively.
Discussion of Results:
Net income was $2.7 billion, an increase of $718 million, or 36%, from the prior year. The increase in earnings was driven by higher net revenue, predominantly offset by a higher provision for credit losses and higher noninterest expense.
Managed net revenue was $27.7 billion, an increase of $8.0 billion, or 41%, from the prior year. Noninterest revenue was $13.0 billion, up by $3.5 billion, or 37%. The increase was driven by higher principal transactions, higher lending- and deposit-related fees, and record Investment Banking fees; these were offset partially by the effect of lower market levels on fees and commission revenue. Net interest income was $14.7 billion, up by $4.5 billion, or 45%, due to the impact of the Washington Mutual transaction, wider loan spreads and higher investment- and trading-related net interest income.
The managed provision for credit losses was $9.7 billion, up by $5.4 billion, from the prior year. The total consumer-managed provision for credit losses was $8.5 billion, compared with $3.8 billion in the prior year, reflecting higher net charge-offs and an increase in the allowance for credit losses, largely related to home lending. Consumer-managed net charge-offs were $7.0 billion, compared with $2.9 billion in the prior year, resulting in managed net charge-off rates of 6.18%2 and 3.08%, respectively. The wholesale provision for credit losses was $1.2 billion, compared with $505 million in the prior year, reflecting an increase in the allowance for credit losses, largely in the Investment Bank. Wholesale net charge-offs were $679 million, compared with net charge-offs of $41 million in the prior year, resulting in net charge-off rates of 1.19% and 0.08%, respectively. The firm’s nonperforming assets totaled $17.5 billion at June 30, 2009, up from the prior-year level of $6.2 billion.
Noninterest expense was $13.5 billion, up by $1.3 billion, or 11%, from the prior year. The increase was driven by the impact of the Washington Mutual transaction, a $675 million (pretax) FDIC special assessment and higher FDIC insurance premiums.

J.P. Morgan Chase & Co.
News Release
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Tier 1 Capital ratio was 9.7% at June 30, 2009 (estimated), 9.3% at March 31, 2009 (excluding $25 billion TARP preferred capital), and 9.2% at June 30, 2008.

▪	Tier 1 Common ratio was 7.7% at June 30, 2009 (estimated), 7.3% at March 31, 2009, and 7.1% at June 30, 2008.

▪	Headcount was 220,255, and increase of 24,661, reflecting the Washington Mutual transaction.

J.P. Morgan Chase & Co.
News Release
1. Notes on non-GAAP financial measures:
a. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s results and the results of the lines of business on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments.
First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based on managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed-basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans.
Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense.
See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (second quarter 2009) for a reconciliation of JPMorgan Chase’s income statement from a reported basis to a managed basis.
b. Tier 1 Common Capital (“Tier 1 Common”) is calculated, for all purposes, as Tier 1 Capital less qualifying perpetual preferred stock, qualifying trust preferred securities, and qualifying minority interest in subsidiaries.
c. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of their respective competitors.
2. Coverage Ratio: Allowance for loan losses to end-of-period loans excludes purchased credit-impaired loans and loans from the Washington Mutual Master Trust, which were consolidated on the Firm’s balance sheet at fair value during the second quarter of 2009. No allowance for loan losses was recorded for these loans as of June 30, 2009.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.0 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 8:00 a.m. (Eastern Time) to review second-quarter financial results. The general public can access the call by dialing (866) 541-2724, or (877) 368-8360 in the U.S. and Canada and (706) 634-7246 for International participants. The live audio webcast and presentation slides will be available at the firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately 11:00 a.m. on Thursday, July 16, through midnight, Friday, July 31, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International); use Conference ID 13446051. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and Annual Report on Form 10-K for the year ended December 31, 2008, each of which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						YEAR-TO-DATE
					2Q09 Change				2009 Change
	2Q09		1Q09	2Q08	1Q09	2Q08	2009	2008	2008
SELECTED INCOME STATEMENT DATA:
Reported Basis
Total net revenue	$25,623		$25,025	$18,399	2%	39%	$50,648	$35,289	44%
Total noninterest expense	13,520		13,373	12,177	1	11	26,893	21,108	27
Pre-provision profit	12,103		11,652	6,222	4	95	23,755	14,181	68
Provision for credit losses	8,031		8,596	3,455	(7)	132	16,627	7,879	111
NET INCOME	2,721		2,141	2,003	27	36	4,862	4,376	11

Managed Basis (a)
Total net revenue	$27,709		$26,922	$19,678	3	41	$54,631	$37,576	45
Total noninterest expense	13,520		13,373	12,177	1	11	26,893	21,108	27
Pre-provision profit	14,189		13,549	7,501	5	89	27,738	16,468	68
Provision for credit losses	9,695		10,060	4,285	(4)	126	19,755	9,390	110
NET INCOME	2,721		2,141	2,003	27	36	4,862	4,376	11

PER COMMON SHARE:
Net income per share — basic (b)	0.28		0.40	0.54	(30)	(48)	0.68	1.21	(44)
Net income per share — diluted (b) (c)	0.28		0.40	0.53	(30)	(47)	0.68	1.20	(43)

Cash dividends declared	0.05		0.05	0.38	—	(87)	0.10	0.76	(87)
Book value	37.36		36.78	37.02	2	1	37.36	37.02	1
Closing share price	34.11		26.58	34.31	28	(1)	34.11	34.31	(1)
Market capitalization	133,852		99,881	117,881	34	14	133,852	117,881	14

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares outstanding (b)	3,824.1		3,758.7	3,453.1	2	11	3,791.4	3,438.2	10
Common shares outstanding at period-end	3,924.1		3,757.7	3,435.7	4	14	3,924.1	3,435.7	14

FINANCIAL RATIOS: (d)
Net income:
Return on common equity (“ROE”) (e)	3%		5%	6%			4%	7%
Return on equity-goodwill (“ROE-GW”) (e) (f)	5		7	10			6	11
Return on assets (“ROA”)	0.54		0.42	0.48			0.48	0.54

CAPITAL RATIOS:
Tier 1 capital ratio	9.7	(g)	11.4	9.2
Total capital ratio	13.3	(g)	15.2	13.4

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,026,642		$2,079,188	$1,775,670	(3)	14	$2,026,642	$1,775,670	14
Wholesale loans	231,625		242,284	229,359	(4)	1	231,625	229,359	1
Consumer loans	448,976		465,959	308,670	(4)	45	448,976	308,670	45
Deposits	866,477		906,969	722,905	(4)	20	866,477	722,905	20
Common stockholders’ equity	146,614		138,201	127,176	6	15	146,614	127,176	15
Total stockholders’ equity	154,766		170,194	133,176	(9)	16	154,766	133,176	16

Headcount	220,255		219,569	195,594	—	13	220,255	195,594	13

LINE OF BUSINESS NET INCOME (LOSS)
Investment Bank	$1,471		$1,606	$394	(8)	273	$3,077	$307	NM
Retail Financial Services	15		474	503	(97)	(97)	489	192	155
Card Services	(672)		(547)	250	(23)	NM	(1,219)	859	NM
Commercial Banking	368		338	355	9	4	706	647	9
Treasury & Securities Services	379		308	425	23	(11)	687	828	(17)
Asset Management	352		224	395	57	(11)	576	751	(23)
Corporate/Private Equity	808		(262)	(319)	NM	NM	546	792	(31)

Net income	$2,721		$2,141	$2,003	27	36	$4,862	$4,376	11

(a)	For further discussion of managed basis, see Note a on page 13.

(b)	Effective January 1, 2009, the Firm adopted FSP EITF 03-6-1. Accordingly, prior period numbers have been revised as required. For further discussion of this FSP, see page 36 of JPMorgan Chase’s Earnings Release Financial Supplement.

(c)	The calculation of second quarter 2009 earnings per share includes a one-time, non-cash reduction of $1.1 billion, or $0.27 per share, resulting from repayment of TARP preferred capital.

(d)	Ratios are based upon annualized amounts.

(e)	The calculation of second quarter and year-to-date 2009 net income applicable to common equity includes a one-time, non-cash reduction of $1.1 billion resulting from repayment of TARP preferred capital. Excluding this reduction the adjusted ROE and ROE-GW were 6% and 10% for the second quarter 2009, respectively, and 6% and 9% for the year-to-date, respectively. The Firm views the adjusted ROE and ROE-GW, non-GAAP financial measures, as meaningful because it increases the comparability to prior periods.

(f)	Net income applicable to common equity divided by total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate comparisons to competitors.

(g)	Estimated.